CONSENT OF INDEPENDENT ACCOUNTANTS

     We hereby consent to the use in the Statement of Additional Information constituting part of this Pre-Effective Amendment No. 1 to the Registration Statement No. 333-72381 on Form N-4 of our report dated February 8, 1999 relating to the financial statements of The Equitable of Colorado, Inc., which reports appear in such Statement of Additional Information, and to the incorporation by reference of our reports into the Prospectus which constitutes part of this Registration Statement. We also consent to the reference to us under the heading "Custodian and Independent Accountants" in the Statement of Additional Information.

/s/ PricewaterhouseCoopers LLP
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PricewaterhouseCoopers LLP
New York, New York
April 8, 1999